EXHIBIT 99.4

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Rayonier Inc., the sole member of Rayonier Operating Company LLC.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Rayonier Operating Company LLC. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of income and comprehensive income, member’s equity and cash flows for each of the three years in the period ended December 31, 2019, and the related notes and financial statement schedule (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Adoption of ASU No. 2016-02, Leases (Topic 842), as amended

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for leases in 2019 due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.

Jacksonville, Florida
March 17, 2020

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
For the Years Ended December 31,
(Thousands of dollars)

	2019	2018	2017
SALES (NOTE 2)	$711,556	$816,138	$819,596
Costs and Expenses
Cost of sales	(558,350)	(605,259)	(568,253)
Selling and general expenses	(41,646)	(41,951)	(40,245)
Other operating (expense) income, net (Note 17)	(4,533)	1,152	4,393
	(604,529)	(646,058)	(604,105)
OPERATING INCOME	107,027	170,080	215,491
Interest expense	(19,160)	(27,498)	(32,548)
Interest and other miscellaneous income, net	7,134	5,904	3,194
INCOME BEFORE INCOME TAXES	95,001	148,486	186,137
Income tax expense (Note 10)	(12,940)	(25,236)	(21,681)
NET INCOME	82,061	123,250	164,456
Less: Net income attributable to noncontrolling interest	(8,573)	(15,114)	(12,737)
NET INCOME ATTRIBUTABLE TO RAYONIER OPERATING COMPANY	73,488	108,136	151,719
OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustment, net of income tax effect of $0, $0 and $0	963	(22,759)	9,114
Cash flow hedges, net of income tax effect of $664, $1,270 and $594	(30,482)	5,029	5,693
Actuarial change and amortization of pension and postretirement plan liabilities, net of income tax effect of $0, $711 and $0	(1,350)	(1,630)	(208)
Total other comprehensive (loss) income	(30,869)	(19,360)	14,599
COMPREHENSIVE INCOME	51,192	103,890	179,055
Less: Comprehensive income attributable to noncontrolling interest	(9,146)	(8,931)	(14,775)
COMPREHENSIVE INCOME ATTRIBUTABLE TO RAYONIER OPERATING COMPANY	$42,046	$94,959	$164,280

See Notes to Consolidated Financial Statements.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31,
(Thousands of dollars)

	2019	2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$68,434	$148,013
Accounts receivable, less allowance for doubtful accounts of $24 and $8	27,127	26,151
Inventory (Note 18)	14,518	15,703
Prepaid logging roads	12,128	11,976
Prepaid expenses	2,600	5,040
Other current assets	867	609
Total current assets	125,674	207,492
TIMBER AND TIMBERLANDS, NET OF DEPLETION AND AMORTIZATION	2,482,047	2,401,327
HIGHER AND BETTER USE TIMBERLANDS AND REAL ESTATE DEVELOPMENT INVESTMENTS (NOTE 7)	81,791	85,609
PROPERTY, PLANT AND EQUIPMENT
Land	4,131	4,131
Buildings	23,095	22,503
Machinery and equipment	4,339	3,534
Construction in progress	348	567
Total property, plant and equipment, gross	31,913	30,735
Less—accumulated depreciation	(9,662)	(7,984)
Total property, plant and equipment, net	22,251	22,751
RESTRICTED CASH (NOTE 19)	1,233	8,080
RIGHT-OF-USE ASSETS (NOTE 4)	99,942	—
OTHER ASSETS (NOTE 20)	47,757	55,044
TOTAL ASSETS	$2,860,695	$2,780,303
LIABILITIES AND MEMBER’S EQUITY
CURRENT LIABILITIES
Accounts payable	$18,160	$18,019
Current maturities of long-term debt (Note 6)	82,000	—
Accrued taxes	3,032	3,178
Accrued payroll and benefits	8,869	10,416
Accrued interest	2,162	1,959
Deferred revenue	11,440	10,447
Other current liabilities	22,480	16,474
Total current liabilities	148,143	60,493
LONG-TERM DEBT, NET OF DEFERRED FINANCING COSTS (NOTE 6)	648,958	648,764
PENSION AND OTHER POSTRETIREMENT BENEFITS (NOTE 15)	25,311	29,800
LONG-TERM LEASE LIABILITY (NOTE 4)	90,481	—
OTHER NON-CURRENT LIABILITIES	83,247	60,208
COMMITMENTS AND CONTINGENCIES (NOTES 9 and 11)
MEMBER’S EQUITY
Equity	1,798,096	1,883,122
Accumulated other comprehensive (loss) income (Note 21)	(31,202)	239
TOTAL CONTROLLING INTEREST MEMBER’S EQUITY	1,766,894	1,883,361
Noncontrolling interest	97,661	97,677
TOTAL MEMBER’S EQUITY	1,864,555	1,981,038
TOTAL LIABILITIES AND MEMBER’S EQUITY	$2,860,695	$2,780,303

See Notes to Consolidated Financial Statements.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY
(Thousands of dollars)

	Member’s Equity	Accumulated Other Comprehensive Income (Loss)	Non-controlling Interest	Total Member’s Equity

Balance, December 31, 2016	$1,367,834	$856	$85,142	$1,453,832
Cumulative-effect adjustment due to adoption of ASU No. 2016-16	(14,365)	—	—	(14,365)
Net income	151,719	—	12,737	164,456
Distributions to Rayonier Inc.	(6,602)	—	—	(6,602)
Actuarial change and amortization of pension and postretirement plan liabilities	—	(208)	—	(208)
Foreign currency translation adjustment	—	7,416	1,698	9,114
Cash flow hedges	—	5,353	340	5,693
Balance, December 31, 2017	$1,498,586	$13,417	$99,917	$1,611,920
Cumulative-effect adjustment due to adoption of ASU No. 2018-02	711	(711)	—	—
Net income	108,136	—	15,114	123,250
Capital contribution through forgiveness of debt and accrued interest from Rayonier Inc.	375,923	—	—	375,923
Distributions to Rayonier Inc.	(100,234)	—	—	(100,234)
Actuarial change and amortization of pension and postretirement plan liabilities	—	(919)	—	(919)
Foreign currency translation adjustment	—	(17,329)	(5,430)	(22,759)
Cash flow hedges	—	5,781	(752)	5,029
Distribution to minority shareholder	—	—	(11,172)	(11,172)
Balance, December 31, 2018	$1,883,122	$239	$97,677	$1,981,038
Net income	73,488	—	8,573	82,061
Distributions to Rayonier Inc.	(158,514)	—	—	(158,514)
Actuarial change and amortization of pension and postretirement plan liabilities	—	(1,350)	—	(1,350)
Foreign currency translation adjustment	—	784	179	963
Cash flow hedges	—	(30,875)	393	(30,482)
Distribution to minority shareholder	—	—	(9,161)	(9,161)
Balance, December 31, 2019	$1,798,096	($31,202)	$97,661	$1,864,555

See Notes to Consolidated Financial Statements.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31,
(Thousands of dollars)

	2019	2018	2017
OPERATING ACTIVITIES
Net income	$82,061	$123,250	$164,456
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, depletion and amortization	128,235	144,121	127,566
Non-cash cost of land and improved development	12,565	23,553	13,684
Stock-based incentive compensation expense	6,904	6,428	5,396
Deferred income taxes	11,314	22,832	21,980
Amortization of losses from pension and postretirement plans	449	675	465
Gain on sale of large disposition of timberlands	—	—	(66,994)
Other	(7,195)	(4,809)	(2,912)
Changes in operating assets and liabilities:
Receivables	(849)	765	(6,362)
Inventories	1,224	1,773	(1,384)
Accounts payable	(1,554)	(4,626)	3,435
Income tax receivable/payable	—	—	(434)
All other operating activities	(6,714)	7,846	9,101
CASH PROVIDED BY OPERATING ACTIVITIES	226,440	321,808	267,997
INVESTING ACTIVITIES
Capital expenditures	(63,996)	(62,325)	(65,345)
Real estate development investments	(6,803)	(9,501)	(15,784)
Purchase of timberlands	(142,287)	(57,608)	(242,910)
Net proceeds from large disposition of timberlands	—	—	95,243
Rayonier Operating Company office building under construction	—	—	(6,084)
Other	(6,304)	(3,421)	(373)
CASH USED FOR INVESTING ACTIVITIES	(219,390)	(132,855)	(235,253)
FINANCING ACTIVITIES
Issuance of debt	82,000	1,014	63,389
Issuance of intercompany debt	—	—	32,000
Repayment of debt	—	(54,416)	(100,157)
Distributions to Rayonier, Inc.	(164,618)	(94,675)	(40,928)
Proceeds from shareholder distribution hedge	135	2,025	—
Distribution to minority shareholder	(9,161)	(11,172)	—
Debt issuance costs	(132)	—	—
CASH USED FOR FINANCING ACTIVITIES	(91,776)	(157,223)	(45,696)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,700)	571	580
CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Change in cash, cash equivalents and restricted cash	(86,426)	32,301	(12,372)
Balance, beginning of year	156,093	123,792	136,164
Balance, end of year	$69,667	$156,093	$123,792

See Notes to Consolidated Financial Statements.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
For the Years Ended December 31,
(Thousands of dollars)

	2019	2018	2017
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year:
Interest (a)	$20,595	$20,933	$23,854
Income taxes	1,691	2,150	514
Non-cash investing activity:
Capital assets purchased on account	3,568	2,001	3,809
Non-cash financing activity:
Capital contribution through forgiveness of debt and accrued interest from Rayonier Inc.	—	375,923	—

(a)Interest paid is presented net of patronage payments received of $4.0 million, $4.1 million and $3.0 million for the years ended December 31, 2019, 2018 and 2017, respectively. For additional information on patronage payments, see Note 6 — Debt.

See Notes to Consolidated Financial Statements.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands unless otherwise stated)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Rayonier Operating Company is a single-member limited liability company organized under the laws of the state of Delaware, with Rayonier Inc. as the sole member. The liability of Rayonier Inc. is limited to the balance in the member’s equity account. The Company will continue indefinitely, unless dissolved pursuant to the terms of the Company’s operating agreement.
The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These statements include the accounts of Rayonier Operating Company and its subsidiaries, in which it has a majority ownership or controlling interest. As of March 2016, the Company maintains a 77% ownership interest in the New Zealand subsidiary, and, as such, consolidates its results of operations and Balance Sheet. The Company records a noncontrolling interest in its consolidated financial statements representing the minority ownership interest (23%) of the New Zealand subsidiary’s results of operations and equity. All intercompany balances and transactions are eliminated.
USE OF ESTIMATES
        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and to disclose contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. There are risks inherent in estimating and therefore actual results could differ from those estimates.
CASH AND CASH EQUIVALENTS
        Cash and cash equivalents consist of cash on hand and other highly liquid investments with original maturities of three months or less.
ACCOUNTS RECEIVABLE
        Accounts receivable are primarily amounts due to the Company for the sale of timber and are presented net of an allowance for doubtful accounts.
INVENTORY
        HBU real estate properties that are expected to be sold within one year are included in inventory at the lower of cost or net realizable value. HBU properties that are expected to be sold after one year are included in a separate balance sheet line entitled “Higher and Better Use Timberlands and Real Estate Development Investments.” See below for additional information.
        Inventory also includes logs available to be sold by the Trading segment. Log inventory is recorded at the lower of cost or net realizable value and expensed to cost of sales when sold to third-party buyers. See Note 18 — Inventory for additional information.
PREPAID LOGGING ROADS
        Costs for roads built in the Pacific Northwest and New Zealand to access particular tracts to be harvested in the upcoming 24 months to 60 months are recorded as prepaid logging roads. The Company charges such costs to expense as timber is harvested using an amortization rate determined annually as the total cost of prepaid roads divided by the estimated tons of timber to be accessed by those roads. The prepaid balance is classified as short-term or long-term based on the upcoming harvest schedule. See Note 20 — Other Assets for additional information.
DEFERRED FINANCING COSTS
        Deferred financing costs related to revolving debt are capitalized and amortized to interest expense over the term of the revolving debt using a method that approximates the effective interest method. See Note 20 — Other Assets for additional information on deferred financing costs related to revolving debt. See Note 6 — Debt for additional information on deferred financing costs related to term debt.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

CAPITALIZED SOFTWARE COSTS
        Software costs are capitalized and amortized over a period not exceeding five years using the straight-line method.
TIMBER AND TIMBERLANDS
        Timber is stated at the lower of cost or net realizable value. Costs relating to acquiring, planting and growing timber including real estate taxes, site preparation and direct support costs relating to facilities, vehicles and supplies, are capitalized. A portion of timberland lease payments are capitalized based on the proportion of acres with merchantable timber volume remaining to be harvested under the lease term and the residual portion of the lease payments are expensed as incurred. Payroll costs are capitalized for time spent on timber growing activities, while interest or any other intangible costs are not capitalized. An annual depletion rate is established for each particular region by dividing merchantable inventory cost by standing merchantable inventory volume, which is estimated annually. The Company charges accumulated costs attributed to merchantable timber to depletion expense (cost of sales) at the time the timber is harvested or when the underlying timberland is sold.
        Upon the acquisition of timberland, the Company makes a determination on whether to combine the newly acquired merchantable timber with an existing depletion pool or to create a new, separate pool. This determination is based on the geographic location of the new timber, the customers/markets that will be served and the species mix. If the acquisition is similar, the cost of the acquired timber is combined into an existing depletion pool and a new depletion rate is calculated for the pool. This determination and depletion rate adjustment normally occurs in the quarter following the acquisition.
HIGHER AND BETTER USE TIMBERLANDS AND REAL ESTATE DEVELOPMENT INVESTMENTS
        HBU timberland is recorded at the lower of cost or net realizable value. These properties are managed as timberlands until sold or developed, with sales and depletion expense related to the harvesting of timber accounted for within the respective timber segment. At the time of sale, the cost basis of any unharvested timber is recorded as depletion expense, a component of cost of sales, within the Real Estate segment.
        Real estate development investments include capitalized costs for targeted infrastructure improvements, such as roadways and utilities. HBU timberland and real estate development investments expected to be sold within twelve months are recorded as inventory. See Note 7 — Higher and Better Use Timberlands and Real Estate Development Investments for additional information.
PROPERTY, PLANT, EQUIPMENT AND DEPRECIATION
        Property, plant and equipment additions are recorded at cost, including applicable freight, interest, construction and installation costs. The Company generally depreciates its assets, including office and transportation equipment, using the straight-line depreciation method over 3 to 25 years. Buildings and land improvements are depreciated using the straight-line method over 15 to 35 years and 5 to 30 years, respectively.
        Gains and losses on the sale or retirement of assets are included in operating income. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets that are held and used is measured by net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is the amount the carrying value exceeds the fair value of the assets, which is based on a discounted cash flow model. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.
LEASES
        At inception, the Company determines if an arrangement is a lease and whether that lease meets the classification criteria of a finance or operating lease. Operating leases are included in right-of-use (“ROU”) assets, other current liabilities, and long-term lease liability in the Consolidated Balance Sheets.
        ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
RIGHT-OF-USE ASSETS IMPAIRMENT
        Operating lease right-of-use assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset group to which the operating lease is assigned may not be recoverable. Recoverability of the asset group is evaluated based on forecasted undiscounted cash flows. If the carrying amount of the asset group is not recoverable, the fair value of the asset group is compared to its carrying amount and an impairment charge is recognized for the amount by which the carrying amount exceeds the fair value. A discounted cash flow approach using market participant assumptions of the expected cash flows and discount rate are used to estimate the fair value of the asset group.
INVESTMENTS
        Investments at December 31, 2019 consisted of marketable equity securities. Investments are carried at fair value based on quoted prices in their active market with both the realized and unrealized gains and losses as well as interest and dividends reported in “Interest and other miscellaneous income, net.”
FAIR VALUE MEASUREMENTS
        Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A three-level hierarchy that prioritizes the inputs used to measure fair value was established as follows:
Level 1 — Quoted prices in active markets for identical assets or liabilities.
Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.
GOODWILL
        Goodwill represents the excess of the acquisition cost of the New Zealand Timber segment over the fair value of the net assets acquired. Goodwill is not amortized, but is periodically reviewed for impairment. An impairment test for this reporting unit’s goodwill is performed annually and whenever events or circumstances indicate that the value of goodwill may be impaired. The Company compares the fair value of the New Zealand Timber segment, using an independent valuation for the New Zealand forest assets, to its carrying value including goodwill. The independent valuation of the New Zealand forest assets is based on discounted cash flow models where the fair value is calculated using cash flows from sustainable forest management plans. The fair value of the forest assets is measured as the present value of cash flows from one growth cycle based on the productive forest land, taking into consideration environmental, operational, and market restrictions. These cash flow valuations involve a number of estimates that require broad assumptions and significant judgment regarding future performance. The annual impairment test was performed as of October 1, 2019; the estimated fair value of the New Zealand Timber segment exceeded its carrying value and no impairment was recorded. Except for changes in the New Zealand foreign exchange rate, there have been no adjustments to the carrying value of goodwill since the initial recognition. Note 20 — Other Assets for additional information.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

FOREIGN CURRENCY TRANSLATION AND REMEASUREMENT
        The functional currency of the Company’s New Zealand-based operations is the New Zealand dollar. All assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the respective balance sheet dates. Translation gains and losses are recorded as a separate component of Accumulated Other Comprehensive Income (“AOCI”), within Member’s Equity.
        U.S. denominated transactions of the New Zealand subsidiary are remeasured into New Zealand dollars at the exchange rate in effect on the date of the transaction and recognized in earnings, net of related cash flow hedges. All income statement items of the New Zealand subsidiary are translated into U.S. dollars for reporting purposes using monthly average exchange rates with translation gains and losses being recorded as a separate component of AOCI, within Member’s Equity.
REVENUE RECOGNITION
        The Company recognizes revenues when control of promised goods or services (“performance obligations”) is transferred to customers, in an amount that reflects the consideration expected in exchange for those goods or services (“transaction price”). The Company generally satisfies performance obligations within a year of entering into a contract and therefore has applied the disclosure exemption found under ASC 606-10-50-14. Unsatisfied performance obligations as of December 31, 2019 are primarily due to advances on stumpage contracts and unearned hunt license revenue. These performance obligations are expected to be satisfied within the next twelve months. The Company generally collects payment within a year of satisfying performance obligations and therefore has elected not to adjust revenues for a financing component.
        TIMBER SALES
        Revenue from the sale of timber is recognized when control passes to the buyer. The Company utilizes two primary methods or sales channels for the sale of timber – a stumpage/standing timber model and a delivered log model. The sales method the Company employs depends upon local market conditions and which method management believes will provide the best overall margins.
        Under the stumpage model, standing timber is sold primarily under pay-as-cut contracts, with a specified duration (typically one year or less) and fixed prices, whereby revenue is recognized as timber is severed and the sales volume is determined. The Company also sells stumpage under lump-sum contracts for specified parcels where the Company receives cash for the full agreed value of the timber prior to harvest and control passes to the buyer upon signing the contract. The Company retains interest in the land, slash products and the use of the land for recreational and other purposes. Any uncut timber remaining at the end of the contract period reverts to the Company. Revenue is recognized for lump-sum timber sales when payment is received, the contract is signed and control passes to the buyer. A third type of stumpage sale the Company utilizes is an agreed-volume sale, whereby revenue is recognized using the output method, as periodic physical observations are made of the percentage of acreage harvested.
        Under the delivered log model, the Company hires third-party loggers and haulers to harvest timber and deliver it to a buyer. Sales of domestic logs generally do not require an initial payment and are made to third-party customers on open credit terms. Sales of export logs generally require a letter of credit from an approved bank. Revenue is recognized when the logs are delivered and control has passed to the buyer. For domestic log sales, control is considered passed to the buyer as the logs are delivered to the customer’s facility. For export log sales (primarily in New Zealand), control is considered passed to the buyer upon delivery onto the export vessel.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

        The following table summarizes revenue recognition and general payment terms for timber sales:

Contract Type	Performance Obligation	Timing of Revenue Recognition	General Payment Terms
Stumpage Pay-as-Cut	Right to harvest a unit (i.e. ton, MBF, JAS m3) of standing timber	As timber is severed (point-in-time)	Initial payment between 5% and 20% of estimated contract value; collection generally within 10 days of severance
Stumpage Lump Sum	Right to harvest an agreed upon acreage of standing timber	Contract execution (point-in-time)	Full payment due upon contract execution
Stumpage Agreed Volume	Right to harvest an agreed upon volume of standing timber	As timber is severed (over-time)	Payments made throughout contract term at the earlier of a specified harvest percentage or time elapsed
Delivered Wood (Domestic)	Delivery of a unit (i.e. ton, MBF, JAS m3) of timber to customer’s facility	Upon delivery to customer’s facility (point-in-time)	No initial payment and on open credit terms; collection generally within 30 days of invoice
Delivered Wood (Export)	Delivery of a unit (i.e. ton, MBF, JAS m3) onto export vessel	Upon delivery onto export vessel (point-in-time)	Letter of credit from an approved bank; collection generally within 30 days of delivery
NON-TIMBER SALES
        Non-timber sales are primarily comprised of hunting and recreational licenses. Such sales and any related costs are recognized ratably over the term of the agreement and included in “Sales” and “Cost of sales”, respectively. Payment is generally due upon contract execution.
LOG TRADING
        Log trading revenue is generally recognized when procured logs are delivered to the buyer and control has passed. For domestic log trading, control is considered passed to the buyer as the logs are delivered to the customer’s facility. For export log trading, control is considered passed to the buyer upon delivery onto the export vessel. The Trading segment also includes sales from log agency contracts, whereby the Company acts as an agent managing export services on behalf of third parties. Revenue for log agency fees are recognized net of related costs.
REAL ESTATE
        The Company recognizes revenue on sales of real estate generally at the point in time when cash has been received, the sale has closed and control has passed to the buyer. A deposit of 5% is generally required at the time a purchase and sale agreement is executed, with the balance due at closing. On sales of real estate containing future performance obligations, revenue is recognized using the input method based on costs incurred to date relative to the total costs expected to fulfill the performance obligations in the contract with the customer.
COST OF SALES
        Cost of sales associated with timber operations primarily include the cost basis of timber sold (depletion) and logging and transportation costs (cut and haul). Depletion includes the amortization of capitalized costs (site preparation, planting and fertilization, real estate taxes, timberland lease payments and certain payroll costs). Other costs include amortization of capitalized costs related to road and bridge construction and software, depreciation of fixed assets and equipment, road maintenance, severance and excise taxes and fire prevention.
        Cost of sales associated with real estate sold includes the cost of the land, the cost of any timber on the property that was conveyed to the buyer, any real estate development costs and any closing costs including sales commissions that may be borne by the Company. The Company expenses closing costs, including sales commissions, when incurred for all real estate sales with future performance obligations expected to be satisfied within one year.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

        When developed residential or commercial land is sold, the cost of sales includes actual costs incurred and estimates of future development costs benefiting the property sold through completion. Costs are allocated to each sold unit or lot based upon the relative sales value. For purposes of allocating development costs, estimates of future revenues and development costs are re-evaluated periodically throughout the year, with adjustments being allocated prospectively to the remaining units available for sale.
EMPLOYEE BENEFIT PLANS
        The determination of expense and funding requirements for Rayonier Operating Company’s defined benefit pension plan, its unfunded excess pension plan and its postretirement life insurance plan are largely based on a number of actuarial assumptions. The key assumptions include discount rate, return on assets, salary increases, mortality rates and longevity of employees. See Note 15 — Employee Benefit Plans for assumptions used to determine benefit obligations, and the net periodic benefit cost for the year ended December 31, 2019.
        Periodic pension and other postretirement expense is included in “Cost of sales,” “Selling and general expenses” and “Interest and other miscellaneous income, net” in the Consolidated Statements of Income and Comprehensive Income. The service cost component of net periodic benefit cost is included in “Cost of sales” and “Selling and general expenses” while the other components of net periodic benefit cost (interest cost, expected return on plan assets and amortization of losses or gains) are presented outside of income from operations in “Interest and other miscellaneous income, net.” At December 31, 2019 and 2018, the Company’s pension plans were in a net liability position (underfunded) of $23.8 million and $28.6 million, respectively. The estimated amount to be paid in the next 12 months is recorded in “Accrued payroll and benefits” on the Consolidated Balance Sheets, with the remainder recorded as a long-term liability in “Pension and Other Postretirement Benefits.” Changes in the funded status of the Company’s plans are recorded through other comprehensive (loss) income in the year in which the changes occur. The Company measures plan assets and benefit obligations as of the fiscal year-end. See Note 15 — Employee Benefit Plans for additional information.
INCOME TAXES
        As a wholly owned subsidiary of Rayonier Inc., Rayonier Operating Company is treated as a disregarded entity for U.S. federal income tax purposes. However, the Company has elected to allocate the Rayonier consolidated amount of current and deferred tax expense to Rayonier Operating Company.
        Rayonier uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, operating loss carryforwards and tax credit carryforwards. Deferred tax assets and liabilities are measured pursuant to tax laws using rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The Company recognizes the effect of a change in income tax rates on deferred tax assets and liabilities in the Consolidated Statements of Income and Comprehensive Income in the period that includes the enactment date of the rate change. The Company records a valuation allowance to reduce the carrying amounts of deferred tax assets if it is more-likely-than-not that such deferred tax assets will not be realized.
        In determining the provision for income taxes, Rayonier computes an annual effective income tax rate based on annual income by legal entity, permanent differences between book and tax, and statutory income tax rates by jurisdiction. Inherent in the effective tax rate is an assessment of the ultimate outcome of current period uncertain tax positions. Rayonier adjusts its annual effective tax rate as additional information on outcomes or events becomes available. Discrete items such as taxing authority examination findings or legislative changes are recognized in the period in which they occur.
        Rayonier’s income tax returns are subject to audit by U.S. federal, state and foreign taxing authorities. In evaluating the tax benefits associated with various tax filing positions, the Company records a tax benefit for an uncertain tax position if it is more-likely-than-not to be realized upon ultimate settlement of the issue. The Company records a liability for an uncertain tax position that does not meet this criterion. The Company adjusts its liabilities for uncertain tax benefits in the period in which it is determined the issue is settled with the taxing authorities, the statute of limitations expires for the relevant taxing authority to examine the tax position or when new facts or information become available. See Note 10 — Income Taxes for additional information.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS
        The Company adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), on January 1, 2019 and elected to apply the standard as of that day.
        The Company applied the following practical expedients in the transition to the new standard as allowed under ASC 842-10-65-1:

Practical Expedient	Description
Reassessment of expired or existing contracts	The Company elected not to reassess, at the application date, whether any expired or existing contracts contained leases, the lease classification for any expired or existing leases, and the accounting for initial direct costs for any existing leases.
Use of hindsight	The Company elected to use hindsight in determining the lease term (that is, when considering options to extend or terminate the lease and to purchase the underlying asset) and in assessing impairment of right-of-use assets.
Reassessment of existing or expired land easements	The Company elected not to evaluate existing or expired land easements that were not previously accounted for as leases under ASC 840, as allowed under the transition practical expedient. Going forward, new or modified land easements will be evaluated under ASU No. 2016-02.

        The Company adopted ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities in the first quarter ended March 31, 2019 with no material impact on the consolidated financial statements.
        The Company adopted ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting in the first quarter ended March 31, 2019 with no impact on the consolidated financial statements.
NEW ACCOUNTING PRONOUNCEMENTS
        In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires companies to utilize a new impairment model known as the current expected credit loss ("CECL") model to estimate the lifetime "expected credit loss" and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model applies to all financial assets, including trade receivables. ASU No. 2016-13 is effective for annual periods beginning after December 15, 2019, and interim periods within those annual periods. The Company does not expect a material impact on the Company’s Consolidated Financial Statements.
SUBSEQUENT EVENTS
Pope Resources Acquisition
        On January 14, 2020, the Company entered into a definitive merger agreement under which Rayonier will acquire all of the outstanding limited partnership units of Pope Resources, A Delaware Limited Partnership for consideration consisting of equity and cash. Pursuant to the terms of the agreement, elections of cash versus equity will be subject to proration to ensure that the ratio of cash and equity would be equal to the amounts issued as if every Pope Resources unit received 2.751 Rayonier common shares or Rayonier Operating Company operating partnership units and $37.50 in cash. The merger agreement also provides for Rayonier to acquire the general partner entities of Pope Resources, Pope MGP, Inc. and Pope EGP, Inc., for consideration consisting of $10 million of cash. This transaction is expected to close in mid-2020.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

2. REVENUE
Adoption of ASC 606
        The Company adopted ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), on January 1, 2018. The Company elected to apply the modified retrospective method to contracts that were not completed at the date of adoption. The Company also elected not to retrospectively restate contracts modified prior to January 1, 2018. A cumulative effect of adoption adjustment to the opening balance of retained earnings was not recorded as there was no accounting impact to any contracts with customers not completed at the date of adoption.
Contract Balances
        The timing of revenue recognition, invoicing and cash collections results in accounts receivable and deferred revenue (contract liabilities) on the Consolidated Balance Sheets. Accounts receivable are recorded when the Company has an unconditional right to consideration for completed performance under the contract. Contract liabilities relate to payments received in advance of performance under the contract. Contract liabilities are recognized as revenue as (or when) the Company performs under the contract.
        The following table summarizes revenue recognized during the years ended December 31, 2019 and 2018 that was included in the contract liability balance at the beginning of each year:

	Year Ended December 31,
	2019	2018
Revenue recognized from contract liability balance at the beginning of the year (a)	$10,039	$9,004

(a) Revenue recognized was primarily from hunting licenses and the use of advances on pay-as-cut timber sales.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

The following tables present the Company’s revenue from contracts with customers disaggregated by product type for the years ended December 31, 2019, 2018 and 2017:

Year Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Elim.	Total
December 31, 2019
Pulpwood	$86,537	$10,350	$32,925	—	$13,351	—	$143,163
Sawtimber	67,360	72,377	198,481	—	101,255	—	439,473
Hardwood	5,259	—	—	—	—	—	5,259
Total Timber Sales	159,156	82,727	231,406	—	114,606	—	587,895
License Revenue, Primarily From Hunting	18,270	717	361	—	—	—	19,348
Other Non-Timber/Carbon Revenue	16,685	1,970	10,094	—	—	—	28,749
Agency Fee Income	—	—	—	—	677	—	677
Total Non-Timber Sales	34,955	2,687	10,455	—	677	—	48,774
Improved Development	—	—	—	5,882	—	—	5,882
Unimproved Development	—	—	—	19,476	—	—	19,476
Rural	—	—	—	29,852	—	—	29,852
Timberlands & Non-Strategic	—	—	—	19,133	—	—	19,133
Other	—	—	—	544	—	—	544
Total Real Estate Sales	—	—	—	74,887	—	—	74,887

Revenue from Contracts with Customers	194,111	85,414	241,861	74,887	115,283	—	711,556
Intersegment	—	—	—	—	155	(155)	—
Total Revenue	$194,111	$85,414	$241,861	$74,887	$115,438	($155)	$711,556

December 31, 2018
Pulpwood	$80,134	$14,305	$28,737	—	$13,771	—	$136,947
Sawtimber	60,295	92,166	213,206	—	134,299	—	499,966
Hardwood	3,433	—	—	—	—	—	3,433
Total Timber Sales	143,863	106,471	241,943	—	148,070	—	640,347
License Revenue, Primarily from Hunting	16,285	709	401	—	—	—	17,395
Other Non-Timber/Carbon Revenue	9,847	2,652	6,670	—	—	—	19,169
Agency Fee Income	—	—	—	—	652	—	652
Total Non-Timber Sales	26,132	3,361	7,071	—	652	—	37,216
Improved Development	—	—	—	8,336	—	—	8,336
Unimproved Development	—	—	—	8,621	—	—	8,621
Rural	—	—	—	22,689	—	—	22,689
Timberlands & Non-Strategic	—	—	—	98,872	—	—	98,872
Other	—	—		57	—	—	57
Total Real Estate Sales	—	—	—	138,575	—	—	138,575

Revenue from Contracts with Customers	169,995	109,832	249,014	138,575	148,722	—	816,138
Intersegment	—	—	—	—	92	(92)	—
Total Revenue	$169,995	$109,832	$249,014	$138,575	$148,814	($92)	$816,138

December 31, 2017
Pulpwood	$67,836	$11,242	$24,934	—	$13,352	—	$117,364
Sawtimber	50,891	77,477	197,521	—	137,854	—	463,743
Hardwood	3,912	—	—	—	—	—	3,912
Total Timber Sales	122,639	88,719	222,455	—	151,206	—	585,019
License Revenue, Primarily from Hunting	16,004	646	227	—	—	—	16,877
Other Non-Timber/Carbon Revenue	5,867	2,512	617	—	—	—	8,996
Agency Fee Income	—	—	—	—	1,378	—	1,378
Total Non-Timber Sales	21,871	3,158	844	—	1,378	—	27,251
Improved Development	—	—	—	6,889	—	—	6,889
Unimproved Development	—	—	—	16,405	—	—	16,405
Rural	—	—	—	18,632	—	—	18,632
Timberlands & Non-Strategic	—	—	—	70,590	—	—	70,590
Large Dispositions	—	—	—	95,351	—	—	95,351
Other	—	—	—	(541)	—	—	(541)
Total Real Estate Sales	—	—	—	207,326	—	—	207,326

Revenue from Contracts with Customers	144,510	91,877	223,299	207,326	152,584	—	819,596
Total Revenue	$144,510	$91,877	$223,299	$207,326	$152,584	—	$819,596

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

        The following tables present the Company’s timber sales disaggregated by contract type for the years ended December 31, 2019, 2018 and 2017:

Year Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Trading	Total
December 31, 2019
Stumpage Pay-as-Cut	$71,943	—	—	—	$71,943
Stumpage Lump Sum	7,428	2,749	—	—	10,177
Total Stumpage	79,371	2,749	—	—	82,120

Delivered Wood (Domestic)	71,054	79,978	80,974	5,488	237,494
Delivered Wood (Export)	8,731	—	150,432	109,118	268,281
Total Delivered	79,785	79,978	231,406	114,606	505,775

Total Timber Sales	$159,156	$82,727	$231,406	$114,606	$587,895

December 31, 2018
Stumpage Pay-as-Cut	$72,385	—	—	—	$72,385
Stumpage Lump Sum	4,988	11,854	—	—	16,842
Total Stumpage	77,373	11,854	—	—	89,227

Delivered Wood (Domestic)	60,931	94,617	90,631	6,141	252,320
Delivered Wood (Export)	5,559	—	151,312	141,929	298,800
Total Delivered	66,490	94,617	241,943	148,070	551,120

Total Timber Sales	$143,863	$106,471	$241,943	$148,070	$640,347

December 31, 2017
Stumpage Pay-as-Cut	$71,120	—	—	—	$71,120
Stumpage Lump Sum	9,093	10,628	—	—	19,721
Stumpage Agreed Volume	—	1,234	—	—	1,234
Total Stumpage	80,213	11,862	—	—	92,075

Delivered Wood (Domestic)	42,426	76,857	84,221	6,044	209,548
Delivered Wood (Export)	—	—	138,234	145,162	283,396
Total Delivered	42,426	76,857	222,455	151,206	492,944

Total Timber Sales	$122,639	$88,719	$222,455	$151,206	$585,019

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

3. TIMBERLAND ACQUISITIONS
In 2019, the Company acquired approximately 62,000 acres of U.S. timberland located in Florida, Georgia, Texas, and Washington through sixteen transactions for an aggregate value of $106.3 million. Approximately $29.8 million of these acquisitions were acquired using like-kind exchange proceeds while the remaining $76.5 million were funded from operating cash flow and the use of the Company’s revolving credit facility. Additionally, during 2019, the Company acquired approximately 9,000 acres of timberland (including approximately 2,000 acres of leased land) in New Zealand for approximately $36.0 million. These acquisitions were funded from operating cash flow.
In 2018, the Company acquired approximately 26,000 acres of U.S. timberland in Florida, Georgia and Texas for $45.9 million of like-kind exchange proceeds. Additionally, in two transactions during 2018, the Company acquired forestry rights covering approximately 4,000 acres of timberland in New Zealand for approximately $11.7 million. These acquisitions were funded from operating cash flow and use of the New Zealand subsidiary’s working capital facility.
See Note 6 - Debt for additional information on the Company’s revolving credit facility and the New Zealand subsidiary’s working capital facility.

The following table summarizes the timberland acquisitions for the years ended December 31, 2019 and 2018:

	2019		2018
	Cost	Acres	Cost	Acres
Florida	$71,183	42,522	$35,560	20,513
Georgia	13,395	10,271	2,532	2,232
Texas	14,349	6,643	7,851	3,279
Washington	7,340	2,260	—	—
New Zealand	36,020	9,223	11,665	3,833
Total Acquisitions	$142,287	70,919	$57,608	29,857

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

4.LEASES
ADOPTION OF ASC 842
        For more information on the adoption of ASC 842, including required transition disclosures, see Note 1 - Summary of Significant Accounting Policies.
TIMBERLAND LEASES
        U.S. timberland leases typically have initial terms of approximately 30 to 65 years, with renewal provisions in some cases. New Zealand timberland lease terms typically range between 30 and 99 years. New Zealand lease arrangements generally consist of Crown Forest Licenses (“CFLs”), forestry rights and land leases. A CFL is a license arrangement to use government or privately owned lands to operate a commercial forest. CFLs generally extend indefinitely and may only be terminated upon a 35-year termination notice. If no termination notice is given, the CFLs renew automatically each year for a one-year term. Alternatively, some CFLs extend for a specific term. Once a CFL is terminated, the Company may be able to obtain a forestry right from the subsequent owner. A forestry right is a license arrangement with a private entity to use their lands to operate a commercial forest. Forestry rights terminate either upon the issuance of a termination notice (which can last 35 to 45 years), completion of harvest, or a specified termination date.
        As of December 31, 2019, the New Zealand subsidiary has two CFLs comprising 9,000 acres under termination notice that are being relinquished as harvest activities are concluded, as well as two fixed-term CFLs comprising 3,000 acres expiring in 2062. Additionally, the New Zealand subsidiary has two forestry rights comprising 32,000 acres under termination notice that are being relinquished as harvest activities are concluded in 2026 and 2030.
OTHER NON-TIMBERLAND LEASES
        In addition to timberland holdings, the Company leases properties for certain office locations. Significant leased properties include a regional office in Lufkin, Texas; a Pacific Northwest Timber office in Hoquiam, Washington and a New Zealand Timber and Trading headquarters in Auckland, New Zealand.
LEASE MATURITIES, LEASE COST AND OTHER LEASE INFORMATION
        The following table details the Company’s undiscounted lease obligations as of December 31, 2019 by type of lease and year of expiration:

	Year of Expiration
Lease obligations	Total	2020	2021	2022	2023	2024	Thereafter
Operating lease liabilities	$193,320	$10,028	$9,293	$8,413	$8,355	$8,281	$148,950
Total Undiscounted Cash Flows	$193,320	$10,028	$9,293	$8,413	$8,355	$8,281	$148,950
Imputed interest	(92,796)
Balance at December 31, 2019	100,524
Less: Current portion	(10,043)
Non-current portion at December 31, 2019	$90,481

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

The following table details components of the Company’s lease cost for year ended December 31, 2019:

Year Ended December 31,
Lease Cost Components	2019
Operating lease cost	$10,870
Variable lease cost (a)	235
Total lease cost (b)	$11,105

(a) The majority of timberland leases are subject to increases or decreases based on either the Consumer Price Index, Producer Price Index or market rates.
(b) Short-term leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease expense for these leases are expensed on a straight line basis over the lease term. Short-term lease expense was not material for the year ended December 31, 2019.
        The following table details components of the Company’s lease cost for the year ended December 31, 2019:

Year Ended December 31,
Supplemental cash flow information related to leases:	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$2,567
Investing cash flows from operating leases	8,303
Total cash flows from operating leases	$10,870

Weighted-average remaining lease term in years - operating leases	28
Weighted-average discount rate - operating leases	5%
        The Company applied the following practical expedients upon adoption of the new standard as allowed under ASC 842:

Practical Expedient	Description
Short-term leases	The Company does not record right-of-use assets or liabilities for short-term leases (a lease that at commencement date has a lease term of 12 months or less and does not contain a purchase option that is reasonably certain to be exercised).
Separation of lease and non-lease components	The Company does not separate non-lease components from the associated lease components if they have the same timing and pattern of transfer and, if accounted for separately, would both be classified as an operating lease.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

5.SEGMENT AND GEOGRAPHICAL INFORMATION
        Rayonier Operating Company operates in five reportable segments: Southern Timber, Pacific Northwest Timber, New Zealand Timber, Real Estate and Trading.
        Sales between operating segments are made based on estimated fair market value, and intercompany sales, purchases and profits (losses) are eliminated in consolidation. The Company evaluates financial performance based on segment operating income (loss) and Adjusted EBITDA. Asset information is not reported by segment, as the company does not produce asset information by segment internally.
        Operating income as presented in the Consolidated Statements of Income and Comprehensive Income is equal to segment income. Certain income (loss) items in the Consolidated Statements of Income and Comprehensive Income are not allocated to segments. These items, which include interest income (expense), miscellaneous income (expense) and income tax expense, are not considered by management to be part of segment operations and are included under “Corporate and other.”
Segment information for each of the three years ended December 31, 2019 follows:

	Sales by Product Line
	2019	2018	2017
Southern Timber	$194,111	$169,995	$144,510
Pacific Northwest Timber	85,414	109,832	91,877
New Zealand Timber	241,861	249,014	223,299
Real Estate
Improved Development	5,882	8,336	6,889
Unimproved Development	19,476	8,621	16,405
Rural	29,852	22,689	18,632
Timberlands & Non-Strategic	19,133	98,872	70,590
Large Dispositions	—	—	95,351
Other (a)	544	57	(541)
Total Real Estate	74,887	138,575	207,326
Trading	115,438	148,814	152,584
Intersegment eliminations	(155)	(92)	—
Total Sales	$711,556	$816,138	$819,596

(a) Includes marketing fees and deferred revenue adjustments related to Improved Development sales.

	Operating Income (Loss)
	2019	2018	2017
Southern Timber	$57,804	$44,245	$42,254
Pacific Northwest Timber	(12,427)	8,137	1,127
New Zealand Timber	48,035	62,754	57,567
Real Estate (a)	38,665	76,240	130,856
Trading	8	953	4,578
Corporate and other	(25,058)	(22,249)	(20,891)
Total Operating Income	107,027	170,080	215,491
Unallocated interest expense and other	(12,026)	(21,594)	(29,354)
Total Income before Income Taxes	$95,001	$148,486	$186,137

(a) The year 2017 includes Large Dispositions of $67.0 million.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

	Gross Capital Expenditures
	2019	2018	2017
Capital Expenditures (a)
Southern Timber	$34,574	$35,388	$34,476
Pacific Northwest Timber	11,220	9,311	10,254
New Zealand Timber	17,357	17,318	17,046
Real Estate	204	284	1,348
Corporate and other	641	24	2,221
Total capital expenditures	$63,996	$62,325	$65,345

Timberland Acquisitions
Southern Timber	$98,927	$45,943	$220,051
Pacific Northwest Timber	7,340	—	1,483
New Zealand Timber	36,020	11,665	21,376
Total timberland acquisitions	$142,287	$57,608	$242,910

Total Gross Capital Expenditures	$206,283	$119,933	$308,255

(a)Excludes timberland acquisitions presented separately in addition to spending on the Rayonier Operating Company office building of $6.1 million in 2017 and real estate development investments of $6.8 million, $9.5 million and $15.8 million in the years 2019, 2018 and 2017, respectively.

	Depreciation, Depletion and Amortization
	2019	2018	2017
Southern Timber	$61,923	$58,609	$49,357
Pacific Northwest Timber	29,165	32,779	32,008
New Zealand Timber	27,761	28,007	27,499
Real Estate (a)	8,229	23,566	36,343
Corporate and other	1,157	1,160	794
Total	$128,235	$144,121	$146,001

(a) The year 2017 includes Large Dispositions of $18.4 million.

	Non-Cash Cost of Land and Improved Development
	2019	2018	2017
Real Estate (a)	$12,565	$23,553	$23,498

(a) The year 2017 includes Large Dispositions of $9.8 million.

	Geographical Operating Information
	Sales			Operating Income			Identifiable Assets
	2019	2018	2017	2019	2018	2017	2019	2018
United States	$354,395	$390,396	$419,402	$58,945	$83,369	$138,528	$2,288,341	$2,282,117
New Zealand	357,161	425,742	400,194	48,082	86,711	76,963	572,354	498,186
Total	$711,556	$816,138	$819,596	$107,027	$170,080	$215,491	$2,860,695	$2,780,303

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

6.DEBT
Rayonier Operating Company’s debt consisted of the following at December 31, 2019 and 2018:

	2019	2018
Term Credit Agreement due 2024 at a variable interest rate of 3.3% at December 31, 2019	$350,000	$350,000
Incremental Term Loan Agreement due 2026 at a variable interest rate of 3.6% at December 31, 2019	300,000	300,000
Revolving Credit Facility due 2020 at a variable interest rate of 3.0% at December 31, 2019	82,000	—
Total debt	732,000	650,000
Less: Current maturities of long-term debt	(82,000)	—
Less: Deferred financing costs	(1,042)	(1,236)
Long-term debt, net of deferred financing costs	$648,958	$648,764
Principal payments due during the next five years and thereafter are as follows:

2020	82,000
2021	—
2022	—
2023	—
2024	350,000
Thereafter	300,000
Total debt	$732,000

TERM CREDIT AGREEMENT
In August 2015, the Company entered into a credit agreement with CoBank, ACB, as administrative agent, and a syndicate of Farm Credit institutions and other commercial banks to provide $550 million of new credit facilities, including a nine-year $350 million term loan facility. The periodic interest rate on the term loan facility is subject to a pricing grid based on the Company’s leverage ratio, as defined in the credit agreement. As of December 31, 2019, the periodic interest rate on the term loan facility was LIBOR plus 1.625%. Monthly payments of interest only are due on this loan through maturity. Following the closing of the term loan, the Company entered into several interest rate swap transactions to fix the cost of the term loan facility over its nine-year term. The term credit agreement allows the Company to receive annual patronage payments, which are profit distributions made by a cooperative to its member-users based on the quantity or value of business done with the member-user. The Company estimates the effective interest rate on the term loan facility to be approximately 3.3% after consideration of the interest rate swaps and estimated patronage refunds. For additional information on the Company’s interest rate swaps see Note 13 — Derivative Financial Instruments and Hedging Activities.
INCREMENTAL TERM LOAN AGREEMENT
In April 2016, the Company entered into an incremental term loan agreement with CoBank, ACB, as administrative agent, and a syndicate of Farm Credit institutions to provide a 10-year, $300 million incremental term loan. The periodic interest rate on the incremental term loan agreement is subject to a pricing grid based on the Company’s leverage ratio, as defined in the credit agreement. As of December 31, 2019, the periodic interest rate on the incremental term loan was LIBOR plus 1.900%. Monthly payments of interest only are due on this loan through maturity. Following the closing of the incremental term loan, the Company entered into several interest rate swap transactions to fix the cost of the facility over its 10-year term. The Company estimates the effective interest rate on the incremental term loan facility to be approximately 2.8% after consideration of the interest rate swaps and estimated patronage payments. For additional information on the Company’s interest rate swaps see Note 13 — Derivative Financial Instruments and Hedging Activities.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

REVOLVING CREDIT FACILITY
In August 2015, the Company entered into a five-year $200 million unsecured revolving credit facility, replacing the previous $200 million revolving credit facility and $100 million farm credit facility, which were scheduled to expire in April 2016 and December 2019, respectively. The periodic interest rate on the revolving credit facility is subject to a pricing grid based on the Company’s leverage ratio, as defined in the credit agreement. As of December 31, 2019, the periodic interest rate on the revolving credit facility was LIBOR plus 1.250%, with an unused commitment fee of 0.175%. Monthly payments of interest only are due on this loan through maturity. At December 31, 2019, the Company had $116.5 million of available borrowings under this facility, net of $1.5 million to secure its outstanding letters of credit.
NEW ZEALAND SUBSIDIARY
In April 2013, Rayonier Operating Company acquired an additional 39% interest in its New Zealand subsidiary, bringing its total ownership to 65%, and as a result, the New Zealand subsidiary’s debt was consolidated effective on that date. On March 3, 2016, as a result of a capital contribution, the Company’s ownership interest in the New Zealand subsidiary increased to 77%. See Note 8 — New Zealand Subsidiary for further information.
WORKING CAPITAL FACILITIES
In June 2019, the New Zealand subsidiary renewed its NZ$20 million working capital facility for an additional 12-month term. The NZ$20 million working capital facility is available for short-term operating cash flow needs of the New Zealand subsidiary. This facility holds a variable interest rate indexed to the 90-day New Zealand Bank Bill rate (“BKBM”). The margins are set for the term of the facility. During the year ended December 31, 2019, the New Zealand subsidiary made no borrowings and repayments on its working capital facility. At December 31, 2019, there was no outstanding balance on the working capital facility.
DEBT COVENANTS
In connection with the Company’s $350 million term credit agreement (the “Term Credit Agreement”), $300 million incremental term loan agreement (the “Incremental Term Loan Agreement”) and $200 million revolving credit facility (the “Revolving Credit Facility”), customary covenants must be met, the most significant of which include interest coverage and leverage ratios.
In addition to these financial covenants listed above, Term Credit Agreement, Incremental Term Loan Agreement and Revolving Credit Facility include customary covenants that limit the incurrence of debt and the disposition of assets, among others. At December 31, 2019, the Company was in compliance with all covenants.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

7.HIGHER AND BETTER USE TIMBERLANDS AND REAL ESTATE DEVELOPMENT INVESTMENTS
        Rayonier Operating Company continuously assesses potential alternative uses of its timberlands, as some properties may become more valuable for development, residential, recreation or other purposes. The Company periodically transfers, via a sale or contribution from the REIT to taxable REIT subsidiaries (“TRS”), HBU timberlands to enable land-use entitlement, development or marketing activities. The Company also periodically acquires HBU properties in connection with timberland acquisitions. These properties are managed as timberlands until sold or developed. While the majority of HBU sales involve rural and recreational land, the Company also selectively pursues various land-use entitlements on certain properties for residential, commercial and industrial development in order to enhance the long-term value of such properties. For selected development properties, Rayonier Operating Company also invests in targeted infrastructure improvements, such as roadways and utilities, to accelerate the marketability and improve the value of such properties.
        An analysis of higher and better use timberlands and real estate development investments from December 31, 2018 to December 31, 2019 is shown below:

	Higher and Better Use Timberlands and Real Estate Development Investments
	Land and Timber	Development Investments	Total
Non-current portion at December 31, 2018	$59,189	$26,420	$85,609
Plus: Current portion (a)	4,239	7,680	11,919
Total Balance at December 31, 2018	63,428	34,100	97,528
Non-cash cost of land and improved development	(1,916)	(4,814)	(6,730)
Timber depletion from harvesting activities and basis of timber sold in real estate sales	(2,866)	—	(2,866)
Capitalized real estate development investments (b)	—	6,803	6,803
Capital expenditures (silviculture)	204	—	204
Intersegment transfers	(485)	—	(485)
Total Balance at December 31, 2019	58,365	36,089	94,454
Less: Current portion (a)	(274)	(12,389)	(12,663)
Non-current portion at December 31, 2019	$58,091	$23,700	$81,791

(a)The current portion of Higher and Better Use Timberlands and Real Estate Development Investments is recorded in Inventory. See Note 18 — Inventory for additional information.
(b)Capitalized real estate development investments includes $0.4 million of capitalized interest.

8.NEW ZEALAND SUBSIDIARY
        The Company maintains a 77% controlling financial interest in Matariki Forestry Group (the “New Zealand subsidiary”), a joint venture that owns or leases approximately 414,000 legal acres of New Zealand timberland. Accordingly, the Company consolidates the New Zealand subsidiary’s balance sheet and results of operations. The portions of the consolidated financial position and results of operations attributable to the New Zealand subsidiary’s 23% noncontrolling interest are shown separately within the Consolidated Statements of Income and Comprehensive Income and Consolidated Statements of Member’s Equity. Rayonier New Zealand Limited (“RNZ”), a wholly owned subsidiary of Rayonier Operating Company, serves as the manager of the New Zealand subsidiary.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

9.COMMITMENTS
        At December 31, 2019, the future minimum payments under non-cancellable commitments were as follows:

	Development Projects (a)	Pension Contributions (b)	Commitments (c)	Total
2020	$4,403	$3,599	$2,510	$10,512
2021	178	681	2,122	2,981
2022	178	—	2,027	2,205
2023	178	—	2,007	2,185
2024	178	—	1,171	1,349
Thereafter	2,749	—	—	2,749
	$7,864	$4,280	$9,837	$21,981

(a)Primarily consisting of payments expected to be made on the Company’s Wildlight and Richmond Hill development projects.
(b)Pension contribution requirements are based on actuarially determined estimates and IRS minimum funding requirements.
(c)Commitments include payments expected to be made on foreign exchange contracts, timberland deeds and other purchase obligations.
10.INCOME TAXES
        As a wholly owned subsidiary of Rayonier Inc., Rayonier Operating Company is treated as a disregarded entity for U.S. federal income tax purposes. However, the Company has elected to allocate, based on the tax attributes and filings of the taxable subsidiaries, the Rayonier consolidated amount of current and deferred tax expense to Rayonier Operating Company.
        The Company’s U.S. timber operations are primarily conducted under the REIT structure and are generally not subject to U.S. federal and state income taxation. The Company’s New Zealand timber operations are conducted by the New Zealand subsidiary, which is subject to corporate-level tax in New Zealand. The Company’s non-REIT qualifying operations, which are subject to corporate-level tax, are held by various TRS entities. These operations include Rayonier Operating Company’s log trading business and certain real estate activities, such as the sale, entitlement and development of HBU properties.
PROVISION FOR INCOME TAXES FROM CONTINUING OPERATIONS
        The provision for income taxes for each of the three years ended December 31 follows:

	2019	2018	2017
Current
U.S. federal	$2	$2	$261
State	(122)	37	(38)
Foreign	(1,542)	(1,914)	(245)
	(1,662)	(1,875)	(22)
Deferred
U.S. federal	465	3,803	13,028
State	17	146	—
Foreign	(11,278)	(23,360)	(21,659)
	(10,796)	(19,411)	(8,631)
Changes in valuation allowance	(482)	(3,950)	(13,028)
Total	($12,940)	($25,236)	($21,681)

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

        A reconciliation of the U.S. federal statutory income tax rate to the actual income tax rate for each of the three years ended December 31 follows:

	2019		2018		2017
U.S. federal statutory income tax rate	($19,950)	(21.0)%	($31,182)	(21.0)%	($65,148)	(35.0)%
U.S. and foreign REIT income	22,922	24.1	34,192	23.0	64,820	34.8
Matariki Group and Rayonier New Zealand Ltd	(11,181)	(11.8)	(23,166)	(15.6)	(19,182)	(10.3)
Transition tax	—	—	—	—	(3,506)	(1.9)
Change in valuation allowance	(482)	(0.5)	(3,950)	(2.7)	(13,028)	(7.0)
ASU No. 2016-16 adoption impact	—	—	—	—	16,631	8.9
Deemed repatriation of unremitted foreign earnings	—	—	—	—	7,368	4.0
Reduction of deferred tax asset for statutory rate change	—	—	—	—	(10,499)	(5.6)
Internal transfer of assets deferred	(1,815)	(1.9)	—	—	—	—
Foreign income tax withholding	(1,535)	(1.6)	(1,848)	(1.2)	—	—
Other	(899)	(0.9)	718	0.5	863	0.5
Income tax expense as reported for net income	($12,940)	(13.6)%	($25,236)	(17.0)%	($21,681)	(11.6)%
        The Company’s effective tax rate is below the 21 percent U.S. statutory rate primarily due to tax benefits associated with being a REIT.
DEFERRED TAXES
        Deferred income taxes result from differences between the timing of recognizing revenues and expenses for financial book purposes versus income tax purposes. The nature of the temporary differences and the resulting net deferred tax asset/liability for the two years ended December 31 follows:

	2019	2018
Gross deferred tax assets:
Pension, postretirement and other employee benefits	$1,512	$1,791
New Zealand subsidiary	23,211	14,252
CBPC tax credit carry forwards	14,555	14,555
Capitalized real estate costs	6,635	7,386
U.S. TRS net operating loss	5,410	5,747
Land basis difference	10,626	11,282
Other	4,356	4,047
Total gross deferred tax assets	66,305	59,060
Less: Valuation allowance	(39,320)	(38,839)
Total deferred tax assets after valuation allowance	$26,985	$20,221
Gross deferred tax liabilities:
Accelerated depreciation	(23)	(73)
New Zealand subsidiary	(87,548)	(66,430)
Timber installment sale	—	(4,823)
Other	(3,938)	(1,272)
Total gross deferred tax liabilities	(91,509)	(72,598)
Net deferred tax liability reported as noncurrent	($64,524)	($52,377)

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

        Foreign net operating loss (“NOL”) and tax credit carryforwards as of the two years ended December 31 follows:

	Gross Amount	Valuation Allowance	Expiration
2019
New Zealand subsidiary NOL carryforwards	$11,650	—	None
U.S. net deferred tax asset	24,765	(24,765)	None
Cellulosic Biofuel Producer Credit (a)	14,555	(14,555)	2023
Total Valuation Allowance		($39,320)
2018
New Zealand subsidiary NOL carryforwards	$31,052	—	None
U.S. net deferred tax asset	24,284	(24,284)	None
Cellulosic Biofuel Producer Credit (a)	14,555	(14,555)	2019
Total Valuation Allowance		($38,839)

(a) The Further Consolidated Appropriations Act, 2020 was signed into law on December 20, 2019. The Further Consolidated Appropriations Act, 2020 included the Taxpayer Certainty and Disaster Relief Act of 2019 (Tax Extenders Act), which temporarily renewed approximately two dozen credits that previously expired or were set to expire at the end of 2019. The Cellulosic Biofuel Producer Credit was one of the credits extended under this act.

UNRECOGNIZED TAX BENEFITS
        A reconciliation of the beginning and ending unrecognized tax benefits for the three years ended December 31 follows:

	2019	2018	2017
Balance at January 1,	—	—	$135
Decreases related to prior year tax positions (a)	—	—	(135)
Increases related to prior year tax positions	—	—	—
Balance at December 31,	—	—	—

(a)Result of a lapse of the applicable statute of limitations.
        The Company records interest (and penalties, if applicable) related to unrecognized tax benefits in non-operating expense. The Company recorded no benefit to interest expense in 2019, 2018 and 2017, respectively and had no recorded liabilities for the payment of interest at December 31, 2019 and 2018.
TAX STATUTES
        The following table provides detail of the tax years that remain open to examination by the IRS and other significant taxing jurisdictions:

Taxing Jurisdiction	Open Tax Years
U.S. Internal Revenue Service	2016 - 2018
New Zealand Inland Revenue	2014 - 2018

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

11.CONTINGENCIES

        The Company has been named as a defendant in various lawsuits and claims arising in the normal course of business. While the Company has procured reasonable and customary insurance covering risks normally occurring in connection with its businesses, it has in certain cases retained some risk through the operation of large deductible insurance plans, primarily in the areas of executive risk, property, automobile and general liability. These pending lawsuits and claims, either individually or in the aggregate, are not expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flow.

12.GUARANTEES
        The Company provides financial guarantees as required by Rayonier Inc., creditors, insurance programs, and various governmental agencies. As of December 31, 2019, the following financial guarantees were outstanding:

Financial Commitments (a)	Maximum Potential Payment
Standby letters of credit (b)	$1,509
Surety bonds (c)	3,487
Senior Notes due 2022 (d)	$325,000
Total financial commitments	$329,996

(a)The Company has not recorded any liabilities for these financial commitments in the Consolidated Balance Sheets. The guarantees are not subject to measurement, as the guarantees are dependent on the Company’s own performance.
(b)Approximately $0.5 million of the standby letters of credit serve as credit support for infrastructure at the Company’s Wildlight development project. The remaining letters of credit support various insurance related agreements, primarily workers’ compensation. These letters of credit will expire at various dates during 2020 and will be renewed as required.
(c)Rayonier Operating Company issues surety bonds primarily to secure performance obligations related to various operational activities and to provide collateral for the Company’s Wildlight development project in Nassau County, Florida. These bonds expire at various dates during 2020 and are expected to be renewed as required.
(d)In March 2012, Rayonier Inc. issued $325 million of 3.75% Senior Notes maturing in 2022. The notes are fully and unconditionally guaranteed on a joint and several basis by Rayonier Operating Company LLC and Rayonier TRS Holdings, Inc.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

13.DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES
The Company is exposed to market risk related to potential fluctuations in foreign currency exchange rates and interest rates. The Company uses derivative financial instruments to mitigate the financial impact of exposure to these risks. The Company also uses derivative financial instruments to mitigate exposure to foreign currency risk due to the translation of the investment in Rayonier Operating Company’s New Zealand-based operations from New Zealand dollars to U.S. dollars.
Accounting for derivative financial instruments is governed by Accounting Standards Codification Topic 815, Derivatives and Hedging, (“ASC 815”). In accordance with ASC 815, the Company records its derivative instruments at fair value as either assets or liabilities in the Consolidated Balance Sheets. Changes in the instruments’ fair value are accounted for based on their intended use. Gains and losses on derivatives that are designated and qualify for cash flow hedge accounting are recorded as a component of accumulated other comprehensive (loss) income (“AOCI”) and reclassified into earnings when the hedged transaction materializes. Gains and losses on derivatives that are designated and qualify for net investment hedge accounting are recorded as a component of AOCI and will not be reclassified into earnings until the Company’s investment in its New Zealand operations is partially or completely liquidated. The ineffective portion of any hedge, changes in the fair value of derivatives not designated as hedging instruments and those which are no longer effective as hedging instruments, are recognized immediately in earnings. The Company's hedge ineffectiveness was de minimis for all periods presented.
FOREIGN CURRENCY EXCHANGE AND OPTION CONTRACTS
The functional currency of Rayonier Operating Company’s wholly-owned subsidiary, Rayonier New Zealand Limited, and the New Zealand subsidiary is the New Zealand dollar. The New Zealand subsidiary is exposed to foreign currency risk on export sales and ocean freight payments, which are mainly denominated in U.S. dollars. The New Zealand subsidiary typically hedges 50% to 90% of its estimated foreign currency exposure with respect to the following twelve months forecasted sales and purchases less distributions and up to 75% of the forward twelve to 18 months. Foreign currency exposure from the New Zealand subsidiary’s trading operations is typically hedged based on the following three months forecasted sales and purchases. As of December 31, 2019, foreign currency exchange contracts and foreign currency option contracts had maturity dates through April 2021 and March 2021, respectively.
Foreign currency exchange and option contracts hedging foreign currency risk on export sales and ocean freight payments qualify for cash flow hedge accounting. The Company may de-designate these cash flow hedge relationships in advance or at the occurrence of the forecasted transaction. The portion of gains or losses on the derivative instrument previously accumulated in other comprehensive (loss) income for de-designated hedges remains in accumulated other comprehensive (loss) income until the forecasted transaction affects earnings. Changes in the value of derivative instruments after de-designation are recorded in earnings.
INTEREST RATE SWAPS
The Company is exposed to cash flow interest rate risk on its variable-rate Term Credit Agreement and Incremental Term Loan (as discussed below), and uses variable-to-fixed interest rate swaps to hedge this exposure. For these derivative instruments, the Company reports the gains/losses from the fluctuations in the fair market value of the hedges in AOCI and reclassifies them to earnings as interest expense in the same period in which the hedged interest payments affect earnings. For additional information on the Company’s interest rate swaps see Note 6 — Debt.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

The following table contains information on the outstanding interest rate swaps as of December 31, 2019:

Outstanding Interest Rate Swaps (a)
Date Entered Into	Term	Notional Amount	Related Debt Facility	Fixed Rate of Swap	Bank Margin on Debt	Total Effective Interest Rate (b)
August 2015	9 years	$170,000	Term Credit Agreement	2.20%	1.63%	3.83%
August 2015	9 years	180,000	Term Credit Agreement	2.35%	1.63%	3.98%
April 2016	10 years	100,000	Incremental Term Loan	1.60%	1.90%	3.50%
April 2016	10 years	100,000	Incremental Term Loan	1.60%	1.90%	3.50%
July 2016	10 years	100,000	Incremental Term Loan	1.26%	1.90%	3.16%

(a)All interest rate swaps have been designated as interest rate cash flow hedges and qualify for hedge accounting.
(b)Rate is before estimated patronage payments.

CARBON OPTIONS
The New Zealand subsidiary enters into carbon options from time to time to sell carbon assets at certain prices. Changes in fair value of the carbon option contracts are recorded in “Interest and other miscellaneous income, net” as the contracts do not qualify for hedge accounting treatment. As of December 31, 2019, carbon option contracts had maturity dates through June 2020.
        The following table demonstrates the impact, gross of tax, of the Company’s derivatives on the Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2019, 2018 and 2017.

	Location on Statement of Income and Comprehensive Income	2019	2018	2017
Derivatives designated as cash flow hedges:
Foreign currency exchange contracts	Other comprehensive (loss) income	$2,211	($4,357)	$2,100
Foreign currency option contracts	Other comprehensive (loss) income	159	(180)	(52)
Interest rate swaps	Other comprehensive (loss) income	(32,189)	8,296	4,214

Derivatives designated as a net investment hedge:
Foreign currency exchange contract	Other comprehensive (loss) income	—	(344)	—

Derivatives not designated as hedging instruments:
Foreign currency exchange contracts	Interest and other miscellaneous income, net	$135	$2,183	$47
Carbon options	Interest and other miscellaneous income, net	(105)	(158)	—
During the next 12 months, the amount of the December 31, 2019 AOCI balance, net of tax, expected to be reclassified into earnings as a result of the maturation of the Company’s derivative instruments is a gain of approximately $0.3 million.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

The following table contains the notional amounts of the derivative financial instruments recorded in the Consolidated Balance Sheets at December 31, 2019 and 2018:

	Notional Amount
	2019	2018
Derivatives designated as cash flow hedges:
Foreign currency exchange contracts	$56,350	$69,950
Foreign currency option contracts	22,000	24,000
Interest rate swaps	650,000	650,000

Derivatives not designated as hedging instruments:
Foreign currency exchange contracts	—	9,396
Carbon options (a)	9,592	2,517

(a)Notional amount for carbon options is calculated as the number of units outstanding multiplied by the spot price as of December 31, 2019.

The following table contains the fair values of the derivative financial instruments recorded in the Consolidated Balance Sheets at December 31, 2019 and 2018. Changes in balances of derivative financial instruments are recorded as operating activities in the Consolidated Statements of Cash Flows:

		Fair Value Assets (Liabilities) (a)
	Location on Balance Sheet	2019	2018
Derivatives designated as cash flow hedges:
Foreign currency exchange contracts	Other current assets	424	—
	Other assets	390	—
	Other current liabilities	(172)	(1,569)
Foreign currency option contracts	Other current assets	151	217
	Other assets	209	102
	Other current liabilities	(27)	(106)
	Other non-current liabilities	(30)	(68)
Interest rate swaps	Other assets	2,614	23,735
	Other non-current liabilities	(11,068)	—

Derivatives not designated as hedging instruments:
Foreign currency exchange contracts	Other current assets	—	152
	Other current liabilities	—	(24)
Carbon options (a)	Other current liabilities	(607)	(322)

Total derivative contracts:
Other current assets		$575	$369
Other assets		3,213	23,837
Total derivative assets		$3,788	$24,206

Other current liabilities		(806)	(2,021)
Other non-current liabilities		(11,098)	(68)
Total derivative liabilities		($11,904)	($2,089)

(a)See Note 14 — Fair Value Measurements for further information on the fair value of our derivatives including their classification within the fair value hierarchy.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

OFFSETTING DERIVATIVES
Derivative financial instruments are presented at their gross fair values in the Consolidated Balance Sheets. The Company’s derivative financial instruments are not subject to master netting arrangements, which would allow the right of offset.

14.FAIR VALUE MEASUREMENTS
FAIR VALUE OF FINANCIAL INSTRUMENTS
        A three-level hierarchy that prioritizes the inputs used to measure fair value was established in the Accounting Standards Codification as follows:
Level 1 — Quoted prices in active markets for identical assets or liabilities.
Level 2 — Observable inputs other than quoted prices included in Level 1.
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
        The following table presents the carrying amount and estimated fair values of financial instruments held by the Company at December 31, 2019 and 2018, using market information and what the Company believes to be appropriate valuation methodologies under generally accepted accounting principles:

	December 31, 2019			December 31, 2018
Asset (liability) (a)	Carrying Amount	Fair Value		Carrying Amount	Fair Value
		Level 1	Level 2		Level 1	Level 2
Cash and cash equivalents	$68,434	$68,434	—	$148,013	$148,013	—
Restricted cash (b)	1,233	1,233	—	8,080	8,080	—
Current maturities of long-term debt	(82,000)	—	(82,000)	—	—	—
Long-term debt (c)	(648,958)	—	(650,000)	(648,764)	—	(650,000)
Interest rate swaps (d)	(8,454)	—	(8,454)	23,735	—	23,735
Foreign currency exchange contracts (d)	642	—	642	(1,442)	—	(1,442)
Foreign currency option contracts (d)	303	—	303	145	—	145
Carbon options contracts (d)	(607)	—	(607)	(322)	—	(322)
Marketable equity securities (e)	10,582	10,582	—	—	—	—

(a)The Company did not have Level 3 assets or liabilities at December 31, 2019 and 2018.
(b)Restricted cash represents the proceeds from like-kind exchange sales deposited with a third-party intermediary and cash held in escrow for real estate development obligations. See Note 19 - Restricted Cash for additional information.
(c)The carrying amount of long-term debt is presented net of capitalized debt costs on non-revolving debt. See Note 6 — Debt for additional information.
(d)See Note 13 — Derivative Financial Instruments and Hedging Activities for information regarding the Balance Sheet classification of the Company’s derivative financial instruments.
(e)The Company’s investments in marketable equity securities are classified in “Other Assets” based on the nature of the securities and their availability for use in current operations. See Note 20 - Other Assets for additional information.
        Rayonier Operating Company uses the following methods and assumptions in estimating the fair value of its financial instruments:
Cash and cash equivalents and Restricted cash — The carrying amount is equal to fair market value.
Debt — The variable rate debt adjusts with changes in the market rate, therefore the carrying value approximates fair value.
Interest rate swap agreements — The fair value of interest rate contracts is determined by discounting the expected future cash flows, for each instrument, at prevailing interest rates.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

Foreign currency exchange contracts — The fair value of foreign currency exchange contracts is determined by a mark-to-market valuation, which estimates fair value by discounting the difference between the contracted forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate.
Foreign currency option contracts — The fair value of foreign currency option contracts is based on a mark-to-market calculation using the Black-Scholes option pricing model.
Carbon option contracts — The fair value of carbon option contracts is determined by a mark-to-market valuation using the Black-Scholes option pricing model, which estimates fair value by discounting the difference between the contracted forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate.
Marketable equity securities — The fair value of marketable equity securities is determined by quoted prices in their active market.
        The following table presents marketable equity securities that have been in a continuous unrealized gain position for less than 12 months and for 12 months or greater at December 31, 2019 and December 31, 2018:

	December 31, 2019				December 31, 2018
	Carrying Amount	Less than 12 Months	12 Months or Greater	Total	Carrying Amount	Less than 12 Months	12 Months or Greater	Total
Fair value of marketable equity securities	$10,582	$10,582	—	$10,582	—	—	—	—
Unrealized gains	—	3,043	—	3,043	—	—	—	—

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

15.EMPLOYEE BENEFIT PLANS
The Company has one qualified non-contributory defined benefit pension plan covering a portion of its employees and an unfunded plan that provides benefits in excess of amounts allowable under current tax law in the qualified plans. The Company closed enrollment in its pension plans to salaried employees hired after December 31, 2005. Effective December 31, 2016, the Company froze benefits for all employees participating in the pension plan. In lieu of the pension plan, the Company provides those employees with an enhanced 401(k) plan match similar to what is currently provided to employees hired after December 31, 2005. Employee benefit plan liabilities are calculated using actuarial estimates and management assumptions. These estimates are based on historical information, along with certain assumptions about future events. Changes in assumptions, as well as changes in actual experience, could cause the estimates to change.
The following tables set forth the change in the projected benefit obligation and plan assets and reconcile the funded status and the amounts recognized in the Consolidated Balance Sheets for the pension and postretirement benefit plans for the two years ended December 31:

	Pension		Postretirement
	2019	2018	2019	2018
Change in Projected Benefit Obligation
Projected benefit obligation at beginning of year	$79,559	$87,986	$1,303	$1,420
Service cost	—	—	6	7
Interest cost	3,197	3,021	54	38
Actuarial loss (gain)	10,828	(8,160)	285	(149)
Benefits paid	(3,323)	(3,288)	(14)	(13)
Projected benefit obligation at end of year	$90,261	$79,559	$1,634	$1,303

Change in Plan Assets
Fair value of plan assets at beginning of year	$50,949	$57,377	—	—
Actual return on plan assets	12,975	(4,638)	—	—
Employer contributions	6,413	2,829	14	13
Benefits paid	(3,284)	(4,002)	(14)	(13)
Other expense	(593)	(617)	—	—
Fair value of plan assets at end of year	$66,460	$50,949	—	—

Funded Status at End of Year:
Net accrued benefit cost	($23,801)	($28,610)	($1,634)	($1,303)

Amounts Recognized in the Consolidated
Balance Sheets Consist of:
Current liabilities	($86)	($86)	($38)	($27)
Noncurrent liabilities	(23,715)	(28,524)	(1,596)	(1,276)
Net amount recognized	($23,801)	($28,610)	($1,634)	($1,303)
Net gains or losses recognized in other comprehensive (loss) income for the three years ended December 31 are as follows:

	Pension			Postretirement
	2019	2018	2017	2019	2018	2017
Net (losses) gains	($1,514)	($1,743)	($583)	($285)	$149	($89)

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

Net gains or losses reclassified from other comprehensive income and recognized as a component of pension and postretirement expense for the three years ended December 31 are as follows:

	Pension			Postretirement
	2019	2018	2017	2019	2018	2017
Amortization of losses (gains)	$449	$673	$466	—	$2	($1)
Net losses that have not yet been included in pension and postretirement expense for the two years ended December 31, but have been recognized as a component of AOCI are as follows:

	Pension		Postretirement
	2019	2018	2019	2018
Net losses	($24,317)	($23,252)	($292)	($7)
Deferred income tax benefit	1,216	1,216	6	6
AOCI	($23,101)	($22,036)	($286)	($1)
For pension and postretirement plans with accumulated benefit obligations in excess of plan assets, the following table sets forth the projected and accumulated benefit obligations and the fair value of plan assets for the two years ended December 31:

	2019	2018
Projected benefit obligation	$90,261	$79,559
Accumulated benefit obligation	90,261	79,559
Fair value of plan assets	66,460	50,949
The following tables set forth the components of net pension and postretirement benefit cost (credit) that have been recognized during the three years ended December 31:

	Pension			Postretirement
	2019	2018	2017	2019	2018	2017
Components of Net Periodic Benefit Cost (Credit)
Service cost	—	—	—	$6	$7	$6
Interest cost	3,197	3,021	3,259	54	38	53
Expected return on plan assets	(3,107)	(3,934)	(3,781)	—	—	—
Amortization of losses (gains)	449	673	466	—	2	(1)
Net periodic benefit cost (credit)	$539	($240)	($56)	$60	$47	$58
The estimated pre-tax amounts that will be amortized from AOCI into net periodic benefit cost in 2020 are as follows:

	Pension	Postretirement
Amortization of loss	$861	$8

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

The following table sets forth the principal assumptions inherent in the determination of benefit obligations and net periodic benefit cost of the pension and postretirement benefit plans as of December 31:

	Pension			Postretirement
	2019	2018	2017	2019	2018	2017
Assumptions used to determine benefit obligations at December 31:
Discount rate	3.06%	4.11%	3.48%	3.16%	4.18%	3.56%
Rate of compensation increase	—	—	—	4.50%	4.50%	4.50%
Assumptions used to determine net periodic benefit cost for years ended December 31:
Discount rate	4.11%	3.48%	4.01%	4.18%	3.56%	4.12%
Expected long-term return on plan assets	5.72%	7.17%	7.17%	—	—	—
Rate of compensation increase	—	—	—	4.50%	4.50%	4.50%
At December 31, 2019, the pension plan’s discount rate was 3.1%, which closely approximates interest rates on high quality, long-term obligations. In 2019, the expected return on plan assets decreased to 5.7%, which is based on historical and expected long-term rates of return on broad equity and bond indices and consideration of the actual annualized rate of return. The Company utilizes this information in developing assumptions for returns, risks and correlations of asset classes, which are then used to establish the asset allocation ranges.
INVESTMENT OF PLAN ASSETS
The Company’s pension plans’ asset allocation (excluding short-term investments) at December 31, 2019 and 2018, and target allocation ranges by asset category are as follows:

	Percentage of Plan Assets		Target Allocation Range
Asset Category	2019	2018
Domestic equity securities	41%	39%	35-45%
International equity securities	28%	28%	20-30%
Domestic fixed income securities	25%	26%	25-29%
International fixed income securities	4%	5%	3-7%
Real estate fund	2%	2%	2-4%
Total	100%	100%
The Company’s Pension and Savings Plan Committee and the Audit Committee of the Board of Directors oversee the pension plans’ investment program, which is designed to maximize returns and provide sufficient liquidity to meet plan obligations while maintaining acceptable risk levels. The investment approach emphasizes diversification by allocating the plans’ assets among asset categories and selecting investment managers whose various investment methodologies will be minimally correlative with each other. Investments within the equity categories may include large capitalization, small capitalization and emerging market securities, while the international fixed income portfolio may include emerging markets debt. Pension assets did not include a direct investment in Rayonier Inc. common shares during the years ended December 31, 2019 and 2018.
NET ASSET VALUE MEASUREMENTS
Separate investment accounts are measured using the unit value calculated based on the Net Asset Value (“NAV”) of the underlying assets. The NAV is based on the fair value of the underlying investments held by each fund less liabilities divided by the units outstanding as of the valuation date. These funds are not publicly traded; however, the unit price calculation is based on observable market inputs of the funds’ underlying assets.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

The following table sets forth the net asset value of the plan assets as of December 31, 2019 or 2018.

	December 31, 2019	December 31, 2018
Asset Category
Investments at Net Asset Value:
Separate Investment Accounts	66,460	50,949
Total Investments at Net Asset Value	$66,460	$50,949
CASH FLOWS
Expected benefit payments to be made by the Company for the next 10 years are as follows:

	Pension Benefits	Postretirement Benefits
2020	$3,671	$38
2021	3,829	42
2022	4,050	45
2023	4,146	48
2024	4,318	51
2025-2029	22,752	308
The Company has approximately $3.6 million of pension contribution requirements in 2020.
DEFINED CONTRIBUTION PLANS
The Company provides a defined contribution plan to all of its employees. Company match contributions charged to expense for these plans were $1.0 million, $0.9 million and $0.8 million for the years ended December 31, 2019, 2018 and 2017, respectively. The defined contribution plan includes Rayonier Inc. common shares with a fair market value of $10.6 million and $9.7 million at December 31, 2019 and 2018, respectively. As of June 1, 2016, the Rayonier Inc. Common Stock Fund was closed to new contributions. Transfers out of the fund will continue to be permitted, but no new investments or transfers into the fund are allowed.
As discussed above, the defined benefit pension plan is currently frozen. In lieu of the pension plan, employees are eligible to receive an enhanced match contribution. Company enhanced match contributions charged to expense for the years ended December 31, 2019, 2018 and 2017 were $0.9 million, $0.8 million and $0.8 million, respectively.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

16.INCENTIVE STOCK PLANS
        As certain Rayonier Operating Company employees participate in Rayonier Inc.’s stock based compensation plan, the related expense is recognized by Rayonier Operating Company. The disclosures below detail Rayonier Inc.’s stock based compensation plans.
The Rayonier Incentive Stock Plan (the “Stock Plan”) provides up to 15.8 million shares to be granted for incentive stock options, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and restricted stock units, subject to certain limitations. At December 31, 2019, a total of 3.8 million shares were available for future grants under the Stock Plan. Under the Stock Plan, shares available for issuance are reduced by 1 share for each option or right granted and by 2.27 shares for each performance share, restricted share or restricted stock unit granted. Rayonier issues new shares of stock upon the exercise of stock options, the granting of restricted stock, and the vesting of performance shares and restricted stock units.
A summary of the Company’s stock-based compensation cost is presented below:

	2019	2018	2017
Selling and general expenses	$6,416	$5,623	$4,784
Cost of sales	378	704	556
Timber and Timberlands, net (a)	110	101	56
Total stock-based compensation	$6,904	$6,428	$5,396

Tax benefit recognized related to stock-based compensation expense (b)	$362	$338	$249

(a)Represents amounts capitalized as part of the overhead allocation of timber-related costs.
(b)A valuation allowance is recorded against the tax benefit recognized as Rayonier does not expect to be able to realize the benefit in the future.
FAIR VALUE CALCULATIONS
RESTRICTED STOCK
Restricted stock granted to employees under the Stock Plan generally vests in fourths on the first, second, third and fourth anniversary of the grant date. Restricted stock granted to senior management generally vests in thirds on the third, fourth, and fifth anniversary of the grant date. Periodically, other one-time restricted stock grants are issued to employees for special purposes, such as new hire, promotion or retention, and can vest ratably over, or upon completion of, a defined period of time. Generally, holders of restricted stock receive dividend equivalent payments on outstanding restricted shares. Restricted stock granted to members of the board of directors generally vests immediately upon issuance and is subject to certain holding requirements. The fair value of each share granted is equal to the share price of Rayonier’s stock on the date of grant. Rayonier has elected to value each grant in total and recognize the expense on a straight-line basis from the grant date of the award to the latest vesting date. As permitted, Rayonier does not estimate a forfeiture rate for non-vested shares. Accordingly, unexpected forfeitures will lower stock-based compensation during the period in which they occur.
As of December 31, 2019, there was $2.5 million of unrecognized compensation cost attributable to Rayonier’s restricted stock. The Company expects to recognize this cost over a weighted average period of 2.3 years.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

A summary of Rayonier’s restricted stock is presented below:

	2019	2018	2017
Restricted shares granted	—	87,924	97,643
Weighted average price of restricted shares granted	—	$35.44	$28.18
Intrinsic value of restricted stock outstanding (a)	$5,540	$8,792	$8,906
Grant date fair value of restricted stock vested	4,579	1,582	1,198
Cash used to purchase common shares from current and former employees to pay minimum withholding tax requirements on restricted shares vested	1,610	334	176

(a)Intrinsic value of restricted stock outstanding is based on the market price of Rayonier’s stock at December 31, 2019.

	2019
	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested Restricted Shares at January 1,	317,499	$30.64
Granted	—	—
Vested	(142,778)	32.07
Cancelled	(5,607)	29.99
Non-vested Restricted Shares at December 31,	169,114	$29.45
RESTRICTED STOCK UNITS
In April 2019, Rayonier began granting restricted stock units instead of restricted stock to both employees and members of the board of directors. All attributes of Rayonier’s restricted stock described herein, including vesting characteristics, dividend payments, fair value measurement and expense recognition, apply equally to restricted stock units granted under the Stock Plan.
As of December 31, 2019, there was $2.7 million of unrecognized compensation cost attributable to Rayonier’s restricted stock units. The Company expects to recognize this cost over a weighted average period of 3.9 years.
A summary of Rayonier’s restricted stock units is presented below:

	2019	2018	2017
Restricted stock units granted	128,226	—	—
Weighted average price of restricted stock units granted	$31.39	—	—
Intrinsic value of restricted stock units outstanding (a)	3,351	—	—
Grant date fair value of restricted stock units vested	762	—	—
Cash used to purchase common shares from current and former employees to pay minimum withholding tax requirements on restricted stock units vested	$1	—	—

(a)Intrinsic value of restricted stock units outstanding is based on the market price of Rayonier’s stock at December 31, 2019.

	2019
	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested Restricted Stock Units at January 1,	—	—
Granted	128,226	31.39
Vested	(24,664)	30.90
Cancelled	(1,265)	31.77
Non-vested Restricted Stock Units at December 31,	102,297	$31.50

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

PERFORMANCE SHARE UNITS
Rayonier’s performance share units generally vest upon completion of a three-year period. The number of shares, if any, that are ultimately awarded is contingent upon Rayonier’s total shareholder return versus selected peer group companies. The performance share payout is based on a market condition, and as such, the awards are valued using a Monte Carlo simulation model. The model generates the fair value of the award at the grant date, which is then recognized as expense on a straight-line basis over the vesting period. Additionally, Rayonier does not estimate a forfeiture rate for non-vested units. As such, unexpected forfeitures will lower stock-based compensation during the period in which they occur.
The Stock Plan allows for the cash settlement of the minimum required withholding tax on performance share unit awards. As of December 31, 2019, there was $5.1 million of unrecognized compensation cost related to Rayonier’s performance share unit awards, which is attributable to awards granted in 2017, 2018 and 2019. This cost is expected to be recognized over a weighted average period of 1.8 years.
A summary of Rayonier’s performance share units is presented below:

	2019	2018	2017
Common shares reserved for performance shares granted during year	232,684	213,154	226,448
Weighted average fair value of performance share units granted	$35.99	$40.27	$32.17
Intrinsic value of outstanding performance share units (a)	10,758	9,229	10,414
Fair value of performance shares vested	6,387	5,670	—
Cash used to purchase common shares from current and former employees to pay minimum withholding tax requirements on performance shares vested	2,639	2,651	—

(a)Intrinsic value of outstanding performance share units is based on the market price of Rayonier's stock at December 31, 2019.

	2019
	Number of Units	Weighted Average Grant Date Fair Value
Outstanding Performance Share units at January 1,	333,282	$33.60
Granted	116,342	35.99
Units Distributed	(114,563)	28.78
Other Cancellations/Adjustments	(6,675)	36.61
Outstanding Performance Share units at December 31,	328,386	$36.06
Expected volatility was estimated using daily returns on Rayonier’s common shares for the three-year period ending on the grant date. The risk-free rate was based on the 3-year U.S. treasury rate on the date of the award. The dividend yield was not used to calculate fair value as awards granted receive dividend equivalents. The following table provides an overview of the assumptions used in calculating the fair value of the awards granted for the three years ended December 31, 2019:

	2019	2018	2017
Expected volatility	18.4%	20.8%	23.3%
Risk-free rate	2.3%	2.4%	1.5%

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

17.OTHER OPERATING (EXPENSE) INCOME, NET
The following table provides the composition of Other operating (expense) income, net for the three years ended December 31:

	2019	2018	2017
(Loss) gain on foreign currency remeasurement, net of cash flow hedges	($3,077)	$370	$3,044
Gain (loss) on sale or disposal of property plant & equipment	56	7	(68)
Income from sale of unused Internet Protocol addresses	—	646	—
Log trading marketing fees	314	286	1,222
Income from New Zealand Timber settlement	—	—	420
Miscellaneous expense, net	(1,826)	(157)	(225)
Total	($4,533)	$1,152	$4,393

18.INVENTORY
        As of December 31, 2019 and 2018, the Company’s inventory was solely comprised of finished goods, as follows:

	2019	2018
Finished goods inventory
Real estate inventory (a)	$12,663	$11,919
Log inventory	1,855	3,784
Total inventory	$14,518	$15,703

(a)Represents the cost of HBU real estate (including capitalized development investments) under contract to be sold. See Note 7 — Higher and Better Use Timberlands and Real Estate Development Investments for additional information.

19.RESTRICTED CASH
In order to qualify for like-kind exchange (“LKE”) treatment, the proceeds from real estate sales must be deposited with a third-party intermediary. These proceeds are accounted for as restricted cash until a suitable replacement property is acquired. In the event that the LKE purchases are not completed, the proceeds are returned to the Company after 180 days and reclassified as available cash. As of December 31, 2019 and 2018, the Company had $1.2 million and $8.1 million, respectively, of proceeds from real estate sales classified as restricted cash which were deposited with an LKE intermediary as well as cash held in escrow for real estate development obligations.
The following table contains the amount of restricted cash recorded in the Consolidated Balance Sheets and Consolidated Statements of Cash Flows for the years ended December 31:

	2019	2018
Restricted cash deposited with LKE intermediary	$758	$7,530
Restricted cash held in escrow	475	550
Total restricted cash shown in the Consolidated Balance Sheets	1,233	8,080
Cash and cash equivalents	68,434	148,013
Total cash, cash equivalents and restricted cash shown in the Consolidated Statements of Cash Flows	$69,667	$156,093

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

20.OTHER ASSETS
        Included in Other Assets are derivatives, goodwill in the New Zealand subsidiary, long-term prepaid roads, marketable equity securities and other deferred expenses including deferred financing costs related to revolving debt and capitalized software costs.
        See Note 13 — Derivative Financial Instruments and Hedging Activities for further information on derivatives including their classification on the Consolidated Balance Sheets.
        Changes in goodwill for the years ended December 31, 2019 and 2018 were:

	2019	2018
Balance, January 1 (net of $0 of accumulated impairment)	$8,307	$8,776
Changes to carrying amount
Acquisitions	—	—
Impairment	—	—
Foreign currency adjustment	304	(469)
Balance, December 31 (net of $0 of accumulated impairment)	$8,611	$8,307
        See Note 1 — Summary of Significant Accounting Policies for additional information on goodwill.
        As of December 31, 2019 and 2018, the Company’s prepaid logging and secondary roads follows:

	2019	2018
Long-term and prepaid and secondary roads
Pacific Northwest long-term prepaid roads	$4,198	$4,000
New Zealand long-term secondary roads	4,265	3,072
Total long-term prepaid and secondary roads	$8,463	$7,072
        See Note 1 — Summary of Significant Accounting Policies for additional information on prepaid logging roads.
         As of December 31, 2019 and 2018, the Company’s deferred financing costs related to revolving debt follows:

	2019	2018
Deferred financing costs related to revolving debt	$102	$213
        See Note 1 — Summary of Significant Accounting Policies for additional information on deferred financing costs related to revolving debt.
         As of December 31, 2019 and 2018, the Company’s capitalized software costs follows:

	2019	2018
Capitalized software costs	$3,605	$3,776
         See Note 1 — Summary of Significant Accounting Policies for additional information on capitalized software costs.
        As of December 31, 2019 and 2018, the Company’s investments in marketable equity securities follows:

	2019	2018
Investments in marketable equity securities	$10,582	—
         See Note 1 — Summary of Significant Accounting Policies for additional information on investments in marketable equity securities. As of December 31, 2019, the Company’s investments in marketable equity securities consist entirely of 114,400 limited partnership units of Pope Resources, originally purchased in an open-market transaction at $65.90 per unit.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

21.ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME
        The following table summarizes the changes in AOCI by component for the years ended December 31, 2019 and 2018. All amounts are presented net of tax effect and exclude portions attributable to noncontrolling interest.

	Foreign currency translation gains/(losses)	Net investment hedges of New Zealand JV	Cash flow hedges		Employee benefit plans		Total
Balance as of December 31, 2017	$15,975	$1,665	$16,184		($20,407)		$13,417
Other comprehensive (loss) income before reclassifications	(16,985)	(344)	5,944		(1,594)		(12,979)
Amounts reclassified from accumulated other comprehensive (loss) income	—	—	(163)		(36)		(199)
Net other comprehensive (loss) income	(16,985)	(344)	5,781		(1,630)		(13,178)
Balance as of December 31, 2018	($1,010)	$1,321	$21,965		($22,037)		$239
Other comprehensive (loss) income before reclassifications	784	—	(31,547)	(a)	(1,799)		(32,562)
Amounts reclassified from accumulated other comprehensive (loss) income	—	—	672		449	(b)	1,121
Net other comprehensive (loss) income	784	—	(30,875)		(1,350)		(31,441)
Balance as of December 31, 2019	($226)	$1,321	($8,910)		($23,387)		($31,202)

(a)Includes $32.2 million of other comprehensive loss related to interest rate swaps. See Note 13 — Derivative Financial Instruments and Hedging Activities for additional information.
(b)This component of other comprehensive (loss) income is included in the computation of net periodic pension cost. See Note 15 — Employee Benefit Plans for additional information.
        The following table presents details of the amounts reclassified in their entirety from AOCI for the years ended December 31, 2019 and 2018:

Details about accumulated other comprehensive (loss) income components	Amount reclassified from accumulated other comprehensive (loss) income		Affected line item in the income statement
	2019	2018
Realized (gain) loss on foreign currency exchange contracts	$1,246	($121)	Other operating income, net
Realized (gain) loss on foreign currency option contracts	(33)	(173)	Other operating income, net
Noncontrolling interest	(279)	68	Comprehensive income (loss) attributable to noncontrolling interest
Income tax expense (benefit) from foreign currency contracts	(262)	63	Income tax expense (Note 10)
Net (gain) loss on cash flow hedges reclassified from accumulated other comprehensive income	$672	($163)

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2019, 2018, and 2017
(In Thousands)

Description	Balance at Beginning of Year	Additions Charged to Cost and Expenses		Deductions	Balance at End of Year
Allowance for doubtful accounts:
Year ended December 31, 2019	$8	16		—	$24
Year ended December 31, 2018	23	—		(15)	8
Year ended December 31, 2017	33	—		(10)	23

Deferred tax asset valuation allowance:
Year ended December 31, 2019	$38,839	481	(a)	—	$39,320
Year ended December 31, 2018	34,889	3,950	(a)	—	38,839
Year ended December 31, 2017	21,861	13,028	(a)	—	34,889

(a)The 2019, 2018 and 2017 increase is comprised of valuation allowance against the TRS deferred tax assets.

All other financial statement schedules have been omitted because they are not applicable, the required matter is not present or the required information has otherwise been supplied in the financial statements or the notes thereto.